Exhibit 10.21

REVISED LEASE AMENDMENT

THIS revised Lease Amendment is made on the 1st day of October, 2013 between Griffin Partners, LLC. (“Landlord”) and Vapor Corp. (“Tenant”) to amend the Master Lease dated March 21, 2011 for property located at 3001 Griffin Road and 3091 Griffin Road, Dania Beach, FL 33312 (the “Building”).

NOW, therefore, for good and valuable consideration, the Landlord and Tenant hereto agree to amend the Lease as follows:

1.	Tenant agrees, per Paragraph 40 of the Lease, to rent the apartment located at 3001 Griffin Road. Lease to commence on October 1, 2013 at $1,500 per month and run concurrent with Master Lease. Extensions to this Lease Amendment shall be per the terms of Paragraph 40 noted above.

2.	Tenant agrees to deposit an additional $1,500 as security deposit, per Paragraph 6 of the Master Lease.

Vapor Corp. Tenant		Griffin Partners, LLC. Landlord
By:		By:
Its:	CFO	Its:	Partner
Date:	10/1/13	Date:	10/1/13